UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2024
Lightning eMotors, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39283	84-4605714
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
815 14th Street SW, Suite A100
Loveland, Colorado 80537
(Address of principal executive offices, including zip code)
1-800-223-0740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.03 Bankruptcy or Receivership.

As previously reported, on January 23, 2024, Cordes & Company, in its capacity as receiver (the “Receiver”) over Lightning eMotors, Inc. and its wholly owned subsidiary, Lightning Systems, Inc. (together, the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with GERCO LLC, a Delaware limited liability company (“Purchaser”), to sell substantially all of the assets of the Company, free and clear of all liens, claims, encumbrances, interests, and liabilities, for $12.6 million in cash, subject to adjustment (the “Transaction”). The closing of the Transaction was contingent upon the approval and authorization of the District Court of Larimer County, State of Colorado (the “Court”),

which approval was obtained via an Order Approving Asset Purchase Agreement and Confirming Sale to Winning Bidder Free and Clear of All Liens, Claims, Encumbrances, Interests and Liabilities entered by the Court on February 16, 2024. Accordingly, the Transaction closed on February 23, 2024.

The funds received from the closing of the Transaction, net of administrative expenses, will be distributed by the Receiver to the Company’s creditors pursuant to their applicable priorities and as ordered by the Court.

The Company’s shareholders will not receive any distributions in the receivership or as a result of the Transaction and the Purchaser has informed the Company that it does not intend to carry on or otherwise continue the business of the Company, including the business of selling and servicing of zero-vehicle emission vehicles.

Additional information regarding the Transaction may be available by contacting the Receiver at LightningClaims@CordesCo.com.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.03 is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning eMotors, Inc.
Dated: February 28, 2024
Lightning eMotors, Inc.

	By:	/s/ Michael L. Staheli
Cordes & Company LLP, solely in the capacity of Court-appointed Receiver for the Company